Core-Mark Announces Jennifer Hulett as Senior Vice President & Chief Human Resource Officer

WESTLAKE, Texas – May 26, 2020 – In its continuous efforts to bring talented leaders to the organization, Core-Mark Holding Company, Inc. (NASDAQ: CORE) (“the Company”), one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America, announced today that Jennifer Hulett will join the Company as Senior Vice President and Chief Human Resource Officer, effective immediately. Ms. Hulett’s career has been highlighted by continuous progression through executive level roles at leading global organizations and she brings a wealth of knowledge and experience to the company.

As a key member of Core-Mark’s executive leadership team, Ms. Hulett will be responsible for employee engagement, change management, talent acquisition and play a key role in shaping the company’s future strategic direction. With over 7500 employees across the US and Canada, Jennifer’s international experience positions her well to lead the Human Resource practice for the company.

“With Jennifer, we bring to the organization a diverse background in leading sizable human resource organizations, extensive experience with change management and a passion to drive effectiveness through people and technology,” said Scott E. McPherson, President and Chief Executive Officer. “I am confident that Jennifer will be a great addition to our leadership team, provide fresh perspectives and build upon the company values and culture.”

Ms. Hulett joins Core-Mark from Ericsson, a multinational networking and telecommunications company, where she was Vice President of People for North America. Prior to joining Ericsson, Ms. Hulett was with General Electric for thirteen years, where she served in human resources roles of increasing responsibility within the nuclear, power generation, and oil and gas industries, with her last role being Vice President of HR within General Electric’s Oil and Gas segment.

Core-Mark
Core-Mark is one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 42,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third-party logistics provider). Core-Mark services traditional convenience stores, grocers, drug stores, mass merchants, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Contact: David Lawrence, Vice President of Treasury and Investor Relations, 1-800-622-1713 x 7923 or david.lawrence@core-mark.com